EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Zhongpin Inc.

We hereby consent to the use of our report dated March 24, 2008, with respect to the consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows of Zhongpin Inc. for the year ended December 31, 2007, contained in the Annual Report on Form 10-K of Zhongpin Inc. for the year ended December 31, 2009 and incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-3 to be filed on or about January 12, 2011 (the “Amended Form S-3”).  We also consent to the use of our name and the reference to us in the Experts section of such Amended Form S-3.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

January 12, 2011